For Immediate Release                    Contact: William J. Small
                                                  Chairman, President and CEO
                                                  First Defiance Financial Corp.
                                                  (419) 782-5015
                                                  bsmall@first-fed.com
                                                  --------------------

                 FIRST DEFIANCE ANNOUNCES FIRST QUARTER EARNINGS


HIGHLIGHTS

     o Net income of $2.5 million or $0.39 per share for 2004 first quarter compared to $2.7 million or $0.43 for 2003 first quarter
     o Expected decline from prior year due to lower gains from sale of loans and lower gains from sale of investment securities
     o Net interest income increased 24.6% over prior year-to-date period. Net interest margin improves to 3.57%.
     o Asset quality remains good, net charge-offs in quarter just $56,000 or 0.03% of average loans (annualized).
     o Mortgage Servicing Rights Impairment of $237,000 recorded due to lower interest rates and faster prepayment speeds.

     DEFIANCE, OHIO (April 19, 2004) - First Defiance Financial Corp. (NASDAQ:
FDEF) today announced net income of $2.5 million or $0.39 per diluted share for the quarter ended March 31, 2004 compared to $2.7 million or $0.43 per diluted share for the quarter ended March 31, 2003.

Decline Due to Lower Gain on Sale Revenue and Investment Security Gains

     The decline in income for the 2004 first quarter compared with the first quarter of 2003 is due to lower income from gains on the sale of loans and also lower gains from the sale or disposal of investment securities. During the first three months of 2004, First Defiance realized gains from loan sales of $589,000 compared with $1.8 million for the first quarter of 2003. Also between those same periods, investment security gains declined to $98,000 in the 2004 first quarter from $631,000 in the first quarter of 2003.

     "The decline in the gain on sale revenue was not unexpected," noted William
J. Small, First Defiance's Chairman, President and Chief Executive Officer. "We had unprecedented volumes of mortgage originations during the first nine months of 2003 as rates dropped to historic lows and refinancings surged. Those volumes declined significantly in last year's fourth quarter and stayed low until rates dropped again in March. We knew our challenge for 2004 would be replacing the gain on sale income with other sources of revenue. I'm pleased that in the just-completed quarter we made good progress in replacing the gain on sale income with net interest income."

Net Interest Income Increases 24.6%

     Net interest income for First Defiance increased to $8.0 million for the 2004 first quarter from $6.4 million for the 2003 first quarter, an improvement of 24.6%. The increase was primarily due to growth in interest-earning assets in the first quarter of 2004 compared to 2003. In addition, the Company experienced improved interest rate spread and net interest margin in the 2004 first quarter compared to 2003.

     Interest income increased to $12.8 million in the first three months of 2004 from $11.8 million in the same period of 2003. All of that increase is attributable to growth in the Company's loan portfolio, which averaged $749.8 million in the 2004 first quarter, up from $589.8 million in the same period of 2003. Some of the growth in the loan portfolio is attributable to the Company's June 2003 acquisition of three banking offices in Findlay, Ottawa and McComb, Ohio, which added $79.0 million in loans. Most of the loan growth, however, was in commercial real estate loans, which increased to $359.1 million at March 31, 2004 from $252.9 million at March 31, 2003, an increase of 42.0%. Also during those periods, one-to-four family residential loans increased to $173.4 million from $149.7 million, home equity loans increased to $74.8 million from $53.9 million and commercial loans increased to $119.4 million from $106.7 million. The yield on the overall loan portfolio was 5.86% for the first quarter of 2004, a decline of .60% from the first quarter of 2003. The increase in income from loans was partially offset by a decline in interest on investment securities, to $1.9 million in the 2004 first quarter from $2.4 million in 2003. That decline is primarily due to a decrease in the average balance of the investment portfolio, to $165.2 million in the first quarter of 2004 from $206.6 million in 2003. As investment securities matured or prepaid, they were reinvested in loans, which caused the decline in the investment portfolio.

     "We continue to have strong growth in our commercial real estate and commercial loan portfolios," commented Mr. Small. "Our commercial real estate loan balances increased $17.6 million or 5.2% in just the last three months and that level of growth is essential to us achieving our profitability goals for the year. The economy seems to have picked up nicely in our market area and our commercial lenders remain very busy. Also we expect the opening of our new branch in Findlay in December 2003 and in Maumee, Ohio in February 2004 will spur additional growth in both loans and deposits in those areas."

     While interest income increased in the 2004 first quarter from 2003 levels, interest expense has declined between those two periods, to $4.8 million in the first quarter of 2004 from $5.4 million in 2003. The entire decline was in interest expense on interest-bearing deposits, which dropped to $3.0 million for the first quarter of 2004 from $3.5 million in the same period of 2003. That decline occurred despite a 21.2% increase in the average balance of those interest-bearing deposits, to $673.2 million for the first three months of 2004 from $555.5 million for the same period in 2003. The average cost of interest-bearing deposits dropped to 1.79% for the 2004 first quarter from 2.58% for the first three months of 2003.

     As a result, the Company's interest rate spread improved to 3.34% for the first three months of 2004 from 2.98% in 2003, while the net interest margin improved to 3.57% from 3.37% during those same periods. The margin improvement was also favorably impacted by growth in non-interest bearing deposits, which averaged $53.1 million for the first quarter of 2004 compared to $38.3 million in the first quarter of 2003.

Credit Quality Remains Good, Fee and Commission Income Increase

     Non-performing loans declined to $2.38 million at March 31, 2004 from $2.55 million at December 31, 2003 while non-performing assets dropped to $2.72 million from $2.95 million during those same periods. Net charge-offs for the 2004 first quarter totaled just $56,000, or 0.03% of average loans for the quarter (annualized). For the full year in 2003, First Defiance's net charge-offs were .06% of average loans outstanding. First Defiance's allowance for loan losses of $9.2 million at March 31, 2004 represents 386.0% of non-performing loans at that point in time compared to 347.5% at December 31, 2003 and 287.5% at March 31, 2003.

     "We continue to be pleased with our asset quality," said Mr. Small. "We've achieved significant growth in our portfolio without sacrificing asset quality and I believe our continued favorable quality ratios bear that out."

     Total non-interest income declined to $3.4 million for the 2004 first quarter from $4.8 million in the same period of 2003. The decrease was due primarily to the reduction in gains from the sale of loans, which fell to $589,000 in the 2004 period from $1.8 million in the first quarter of 2003 and the reduction in gains from the sale of investment securities, which dropped to $98,000 in the 2004 first quarter from $631,000 in same period of 2003. All other sources of non-interest income actually increased by 15.9% to $2.7 million in the 2004 first quarter from $2.4 million for the 2003 first quarter. Service fees increased by 27.1% to $1.3 million from $1.0 million and insurance and investment securities sales commissions increased by 14.5% to $1.1 million from $926,000.

Non-Interest Expenses Up 6.4% Due to Additional Banking Centers

     Non-interest expense increased to $7.5 million in the 2004 first quarter from $7.0 million in the first quarter of 2003. Most of the increase was in compensation and benefits, which rose to $4.3 million in the 2004 first quarter from $3.7 million in the same period in 2003 and in occupancy costs, which were $840,000 during the first three months of 2004 compared to $728,000 in the 2003 quarter. Those cost increases reflect a significant expansion in First Defiance's branch network between the first quarters of 2003 and 2004. In addition to the June 2003 acquisition of the three branches, the Company opened a de novo branch on the east side of Findlay Ohio, the Company's third branch in that community, in December 2003 and a de novo office in the Toledo Ohio suburb of Maumee in February 2004.

     Non-interest expense was favorably impacted by a decline in the amortization of mortgage servicing rights (MSRs), which totaled $172,000 in the first quarter of 2004 compared to $523,000 in the first quarter of 2003. MSR amortization expense generally increases or decreases in relation to increases or decreases in mortgage gain on sale income. Also First Defiance recorded a $237,000 increase to the reserve for MSR impairment during the 2004 first quarter resulting from a decline in the value of servicing due primarily to a slight drop in market interest rates between the end of December 2003 and the end of the first quarter of 2004. The Company recorded a similar adjustment of $240,000 during the 2003 first quarter. With the 2004 impairment adjustment, First Defiance now has a total reserve for impairment of $843,000 on a servicing portfolio of $4.0 million. At March 31, 2004, First Defiance is servicing 5,434 loans for others with an outstanding principal balance of $436.5 million. The average fair value of that servicing is .74% of the outstanding loan balance.

Guidance Update

     Management has lowered its expected earnings for 2004 from the $1.90 to $2.00 range reported in January to a range of $1.80 to $1.90 based on the following:

     o Net interest margin is expected to be in the 3.60% range for the full year, which is lower than the earlier projected margin of approximately 3.66%. The lower margin is due to lower than expected mortgage loan balances and lower than anticipated earnings on the investment portfolio due to greater than expected prepayment activity. A six basis point decline in the margin for the year results in approximately a $600,000 reduction in net interest income.

     o Average loans outstanding are estimated to be approximately $12 million less than initially forecast with all of the shortfall coming in mortgage loans outstanding

     o Gains from the sale of mortgage loans are expected to be approximately $500,000 less than previously anticipated because origination volumes are expected to be lower than initially forecast.

     "This revised guidance is based on a realistic expectation of where we think our balances and yields will be by year end," said Mr. Small. "While we expect our commercial and consumer loans and our core deposit balances to grow to the levels we had initially forecast, that growth for the first quarter is behind the pace we anticipated, which reduces the margin for the full year. Also, our mortgage balances are lower than anticipated due to our starting point being lower than initially budgeted and it also appears that our origination volume for the year is going to be less than we had expected. Also our funding costs have been slightly higher than we initially anticipated which also hurts our margin."

     Management expects earnings for the 2004 second quarter to be in the range of $.40-$.45 per share.

Conference Call

     First Defiance Financial Corp. will host a conference call at 11:00 a.m.
(EDT) on Tuesday, April 20, 2004 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is "First Defiance." The conference identification number for the call is 6547135. Participants should be prepared to provide both the passcode and conference identification number to access the call.

     Internet access to the call is also available (in listen-only mode) at the following Web address:
http://www.firstcallevents.com/service/ajwz403069531gf12.html.

     The audio replay of the Internet Web cast will be available at www.fdef.com until May 31, 2004.

     First Defiance will host its Annual Meeting of Shareholders at 1:00 p.m. EDT on Tuesday, April 20, 2004 in the training room of the Company's headquarters at First Federal Bank of the Midwest, 601 Clinton St. in Defiance, OH. The business of the meeting will include the election of three directors. Mr. Small will report to shareholders on the Company's performance during 2003 and the first quarter of 2004 and provide an update on the Company's community financial services strategy. Following the meeting, the audio replay, slide presentation and transcript will be available at the Company's Web site at www.fdef.com.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 19 full service branches and 25 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company's Web site at www.fdef.com .

                  -Financial Statements and Highlights Follow-

Safe Harbor Statement

Statements contained herein, including management's expectations, and Mr. Small's comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

-------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheets
First Defiance Financial Corp.

                                                                      March 31,       December 31,       March 31,
(in thousands)                                                          2004              2003             2003
-------------------------------------------------------------------------------------------------------------------

Assets
Cash and cash equivalents
     Cash and amounts due from depository institutions              $    17,610       $    28,020       $    25,475
     Interest-bearing deposits                                            4,828             9,763             6,475
                                                                    -----------       -----------       -----------
                                                                         22,438            37,783            31,950
Securities
     Available-for sale, carried at fair value                          155,379           168,259           196,536
     Held-to-maturity, carried at amortized costs                         2,665             2,776             3,527
                                                                    -----------       -----------       -----------
                                                                        158,044           171,035           200,063
Loans held for sale                                                       8,214             5,872            11,391
Loans                                                                   767,087           744,099           594,431
Allowance for loan losses                                                (9,167)           (8,844)           (7,924)
                                                                    -----------       -----------       -----------
Loans, net                                                              766,134           741,127           597,898
Mortgage servicing rights                                                 3,199             3,431             2,036
Accrued interest receivable                                               4,821             4,742             4,734
Federal Home Loan Bank stock and other interest-bearing assets           17,943            17,766            17,242
Bank Owned Life Insurance                                                18,145            17,952            15,345
Office properties and equipment                                          24,131            23,846            20,460
Real estate and other assets held for sale                                  348               404                59
Goodwill                                                                 19,302            20,544             3,658
Other assets                                                              2,595             1,969             3,131
                                                                    -----------       -----------       -----------
     Total Assets                                                   $ 1,037,100       $ 1,040,599       $   896,576
                                                                    ===========       ===========       ===========

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                                       $    52,091       $    52,323       $    47,673
Interest-bearing deposits                                               669,977           676,673           560,293
                                                                    -----------       -----------       -----------
      Total deposits                                                    722,068           728,996           607,966
Advances from Federal Home Loan Bank                                    167,974           164,522           156,147
Notes payable and other interest-bearing liabilities                      8,290            12,267             1,997
Advance payments by borrowers for tax and insurance                         162               231               169
Deferred taxes                                                            2,235             1,859             2,017
Other liabilities                                                         9,141             8,455             8,133
                                                                    -----------       -----------       -----------
      Total liabilities                                                 909,870           916,330           776,429
Stockholders' Equity
      Preferred stock                                                      --                --                --
      Common stock                                                           64                63                63
      Additional paid-in-capital                                         52,380            51,144            50,432
      Stock acquired by ESOP                                             (1,691)           (1,904)           (2,175)
      Deferred compensation                                                  (9)              (11)              (25)
      Accumulated other comprehensive income                              4,691             4,017             6,068
      Retained earnings                                                  71,795            70,960            65,784
                                                                    -----------       -----------       -----------
      Total stockholders' equity                                        127,230           124,269           120,147
                                                                    -----------       -----------       -----------
      Total liabilities and stockholders' equity                    $ 1,037,100       $ 1,040,599       $   896,576
                                                                    ===========       ===========       ===========


--------------------------------------------------------------------------------------
Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
                                                                Three Months Ended
                                                                    March 31,
                                                                    ---------
(in thousands, except per share amounts)                      2004              2003
--------------------------------------------------------------------------------------
Interest Income:
     Loans                                                  $ 10,928          $  9,338
     Investment securities                                     1,865             2,424
    Interest-bearing deposits                                     32                29
                                                            --------          --------
Total interest income                                         12,825            11,791
Interest Expense:
     Deposits                                                  2,998             3,534
     FHLB advances and other                                   1,785             1,814
     Notes Payable                                                23                 9
                                                            --------          --------
Total interest expense                                         4,806             5,357
                                                            --------          --------
Net interest income                                            8,019             6,434
Provision for loan losses                                        379               335
                                                            --------          --------
Net interest income after provision for loan losses            7,640             6,099
Non-interest Income:
     Service fees and other charges                            1,252               985
     Dividends on stock and other interest income                177               169
     Gain on sale of loans                                       589             1,800
     Gain on sale of securities                                   98               631
     Insurance commissions                                     1,062               926
     Trust income                                                 49                32
     Income from Bank Owned Life Insurance                       193               201
     Other non-interest income                                     2                47
                                                            --------          --------
Total Non-interest Income                                      3,422             4,791
Non-interest Expense:
     Compensation and benefits                                 4,314             3,708
     Occupancy                                                   840               728
     SAIF deposit insurance premiums (credit)                    (42)               24
     State franchise tax                                         156               281
     Data processing                                             543               432
     Amortization of mortgage servicing rights                   172               523
     Net impairment of mortgage servicing rights                 237               240
     Amortization of intangibles                                  27              --
     Other non-interest expense                                1,217             1,079
                                                            --------          --------
Total Non-interest Expense                                     7,464             7,015
                                                            --------          --------
Income before income taxes                                     3,598             3,875
Income taxes                                                   1,105             1,157
                                                            --------          --------
Net income                                                  $  2,493          $  2,718
                                                            ========          ========

Earnings per share:
     Basic                                                  $   0.41          $   0.45
     Diluted                                                $   0.39          $   0.43

Average Shares Outstanding:
     Basic                                                     6,113             6,074
     Diluted                                                   6,427             6,330



-----------------------------------------------------------------------------------------------------
Financial Summary and Comparison
First Defiance Financial Corp.
                                                                        Three months ended
                                                                              March 31,
                                                                              ---------
(dollars in thousands, except per share data)                     2004           2003        % change
-----------------------------------------------------------------------------------------------------
Summary of Operations

Tax-equivalent interest income (1)                               12,988          12,018          8.1
Interest expense                                                  4,806           5,357        (10.3)
Tax-equivalent net interest income (1)                            8,182           6,661         22.8
Provision for loan losses                                           379             335         13.1
Tax-equivalent NII after provision for loan loss (1)              7,803           6,326         23.3
Securities gains (losses)                                            98             631       N/M
Non-interest income-excluding securities gains ( losses)          3,324           4,160        (20.1)
Non-interest expense                                              7,464           7,015          6.4
Income taxes                                                      1,105           1,157         (4.5)
Net Income                                                        2,493           2,718         (8.3)
Tax equivalent adjustment (1)                                       163             227        (28.2)
-----------------------------------------------------------------------------------------------------
At Period End
Assets                                                        1,037,100         896,576         15.7
Earning assets                                                  946,949         821,678         15.2
Loans                                                           775,301         605,822         28.0
Allowance for loan losses                                         9,167           7,924         15.7
Deposits                                                        722,068         607,966         18.8
Stockholders' equity                                            127,230         120,147          5.9
-----------------------------------------------------------------------------------------------------
Average Balances
Assets                                                        1,036,571         884,538         17.2
Earning assets                                                  941,345         821,307         14.6
Deposits and interest-bearing liabilities                       900,285         715,095         25.9
Loans                                                           749,848         589,837         27.1
Deposits                                                        726,302         593,863         22.3
Stockholders' equity                                            125,872         120,253          4.7
Stockholders' equity / assets                                     12.14%          13.60%       (10.7)
-----------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income
     Basic                                                    $    0.41       $    0.45         (9.4)
     Diluted                                                       0.39            0.43         (9.8)
Dividends                                                          0.20            0.15         33.3
Market Value:
     High                                                     $   29.00       $   20.67         40.3
     Low                                                          26.60           18.21         46.1
     Close                                                        27.23           18.55         46.8
Book Value                                                        19.88           18.93          5.0
Tangible Book Value                                               16.86           18.35         (8.1)
Shares outstanding, end of period (000)                           6,401           6,347          0.9
-----------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                             3.57%           3.37%         5.9
Return on average assets                                           0.96%           1.23%       (21.7)
Return on average equity                                           7.92%           9.04%       (12.4)
Efficiency ratio (2)                                              64.87%          64.83%         0.1
Effective tax rate                                                30.71%          29.86%         2.9
Dividend payout ratio (basic)                                     49.04%          33.33%        47.1
-----------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
 NM Percentage change not meaningful

Continuing Operations Yield Analysis
First Defiance Financial Corp.

                                                                                Three Months Ended March 31
                                                         ----------------------------------   ------------------------------------
                                                                          2004                                 2003
                                                         ----------------------------------   ------------------------------------
                                                           Average                  Yield       Average                      Yield
                                                           Balance     Interest(1)  Rate(2)     Balance     Interest(1)     Rate(2)
Interest-earning assets:
   Loans receivable                                      $   749,848   $   10,932    5.86%    $   589,837   $     9,398       6.46%
   Securities                                                165,239        2,024    4.93%        206,645         2,591       5.09%
   Interest Bearing Deposits                                   8,490           32    1.52%          6,865            29       1.71%
   FHLB stock and other                                       17,768          177    4.01%         17,960           169       3.82%
                                                         -----------   ----------             -----------   -----------
   Total interest-earning assets                             941,345       13,165    5.62%        821,307        12,187       6.02%
   Non-interest-earning assets                                95,226                               63,231
                                                         -----------                          -----------
Total assets                                             $ 1,036,571                          $   884,538
                                                         ===========                          ===========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                             $   673,193   $    2,998    1.79%    $   555,524   $     3,534       2.58%
   FHLB advances and other                                   163,242        1,785    4.40%        156,561         1,814       4.70%
   Other Borrowings                                           10,741           23    0.86%          3,010             9       1.21%
                                                         ----------- ------------             -----------   -----------
   Total interest-bearing liabilities                        847,176        4,806    2.28%        715,095         5,357       3.04%
   Non-interest bearing deposits                              53,109            -       -          38,339             -          -
                                                         -----------  -----------             -----------   -----------
Total including non-interest-bearing demand deposits         900,285        4,806    2.15%        753,434         5,357       2.88%
Other non-interest-bearing liabilities                        10,414                               10,851
                                                         -----------                          -----------
Total liabilities                                            910,699                              764,285
   Stockholders' equity                                      125,872                              120,253
                                                         -----------                          -----------
Total liabilities and stockholders' equity               $ 1,036,571                          $   884,538
                                                         ===========   ----------             ===========   -----------
Net interest income; interest rate spread                              $    8,359    3.34%                  $     6,830       2.98%
                                                                       ==========    ====                   ===========       ====
Net interest margin (3)                                                              3.57%                                    3.37%
                                                                                     ====                                     ====
Average interest-earning assets  to average interest bearing liabilities              111%                                     115%
                                                                                     ====                                     ====

--------------------------------------------------------------------------------
(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2)  Annualized

(3) Net interest margin is net interest income divided by average interest-earning assets.


---------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)          1st Qtr 2004  4th Qtr 2003  3rd Qtr 2003  2nd Qtr 2003  1st Qtr 2003
---------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                      $   12,988    $   13,140    $   13,136    $   12,394     $  12,018
Interest expense                                             4,806         4,980         5,198         5,320         5,357
Tax-equivalent net interest income (1)                       8,182         8,160         7,938         7,074         6,661
Provision for loan losses                                      379           534           497           353           335
Tax-equivalent NII after provision for loan losses (1)       7,803         7,804         7,742         6,721         6,326
Investment securities gains                                     98           656             -           288           631
Non-interest income (excluding securities gains/losses)      3,324         3,179         4,839         5,049         4,160
Non-interest expense                                         7,464         6,885         6,776         7,701         7,015
Income taxes                                                 1,105         1,572         1,715         1,246         1,157
Net income                                                   2,493         2,819         3,681         2,880         2,718
Tax equivalent adjustment (1)                                  163           185           233           233           227
---------------------------------------------------------------------------------------------------------------------------
At Period End
Total assets                                            $1,037,100    $1,040,599    $1,032,942    $1,048,614     $ 896,576
Earning assets                                             946,949       939,691       925,187       944,052       821,678
Loans                                                      775,301       749,971       730,471       708,215       594,431
Allowance for loan losses                                    9,167         8,844         8,577         8,105         7,924
Deposits                                                   722,068       728,996       735,407       751,705       607,966
Stockholders' equity                                       127,230       124,269       123,179       121,585       120,147
Stockholders' equity / assets                                12.27%        11.94%        11.93%        11.59%        13.40%
Goodwill                                                    19,302        20,544        20,548        20,412         3,658
---------------------------------------------------------------------------------------------------------------------------
Average Balances (2)
Total assets                                            $1,036,571    $1,038,384    $1,038,188     $ 939,077     $ 884,538
Earning assets                                             941,345       941,839       945,431       865,144       821,307
Deposits and interest-bearing liabilities                  900,285       904,468       855,294       808,433       715,095
Loans                                                      749,848       731,665       713,402       633,755       589,837
Deposits                                                   726,302       735,451       743,293       649,550       593,863
Stockholders' equity                                       125,872       123,266       120,536       120,888       120,253
Stockholders' equity / assets                                12.14%        11.87%        11.61%        12.87%        13.60%
---------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
 Basic                                                  $     0.41    $     0.47    $     0.61    $     0.48     $    0.45
 Diluted                                                      0.39          0.44          0.58          0.46          0.43
Dividends                                                     0.20          0.20          0.15          0.15          0.15

Market Value:
High                                                    $    29.00    $    30.65    $    26.64    $    20.55     $   20.67
Low                                                          26.60         24.00         19.46         18.56         18.21
Close                                                        27.23         25.90         23.30         19.84         18.55
Book Value                                                   19.88         19.64         19.56         19.36         18.93
Shares outstanding, end of period (in thousands)             6,401         6,328         6,295         6,281         6,347
---------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin                            3.57%         3.51%         3.46%         3.36%         3.37%
Return on average assets (3)                                  0.96%         1.09%         1.41%         1.23%         1.23%
Return on average equity                                      7.92%         9.15%        12.14%         9.53%         9.04%
Efficiency ratio  (4)                                        64.87%        60.72%        53.03%        63.52%        64.83%
Effective tax rate                                           30.71%        35.80%        31.78%        30.20%        29.86%
Dividend payout ratio (basic)                                49.04%        42.55%        24.46%        31.25%        33.33%
---------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2)  Average balances do not reflect borrowings to fund discontinued operations
(3) Income from continuing operations divided by assets, excluding assets of discontinued operations
(4) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.


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Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)     1st Qtr 2004    4th Qtr 2003     3rd Qtr 2003    2nd Qtr 2003    1st Qtr 2003
---------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
One to four family residential real estate             $ 173,367       $ 167,983       $ 165,914       $ 167,412       $ 149,717
Construction                                              15,272          16,830          16,457          15,559          13,342
Commercial real estate                                   359,070         341,423         321,602         307,871         252,939
Commercial                                               119,442         120,677         130,001         124,332         106,650
Consumer finance                                          40,858          40,257          40,532          42,189          35,938
Home equity and improvement                               74,800          70,038          63,853          59,450          53,860
                                                       ---------       ---------       ---------       ---------       ---------
Total loans                                              782,809         757,208         738,359         716,813         612,446
Less:
   Loans in process                                        6,406           6,079           6,713           7,431           5,407
   Deferred loan origination fees                          1,101           1,158           1,175           1,167           1,217
  Allowance for loan loss                                  9,167           8,844           8,577           8,105           7,924
                                                       ---------       ---------       ---------       ---------       ---------
Net Loans                                              $ 766,135       $ 741,127       $ 721,894       $ 700,110       $ 597,898
                                                       =========       =========       =========       =========       =========
---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss activity
Beginning allowance                                    $   8,844       $   8,577       $   8,106       $   7,924       $   7,496
Provision for loan losses                                    379             534             497             353             335
   Credit loss charge-offs:
     One to four family residential real estate               52              --              --              18              --
     Commercial real estate                                   --              --              --             162              --
     Commercial                                               14             260              52              38              25
     Consumer finance                                         38              37              45              38              50
     Home equity and improvement                              --              --              --              --              --
                                                       ---------       ---------       ---------       ---------       ---------
Total charge-offs                                            104             297              97             256              75
Total recoveries                                              48              30              71              85             168
                                                       ---------       ---------       ---------       ---------       ---------
Net charge-offs (recoveries)                                  56             267              26             171             (93)
                                                       ---------       ---------       ---------       ---------       ---------
Ending allowance                                       $   9,167       $   8,844       $   8,577       $   8,106       $   7,924
                                                       =========       =========       =========       =========       =========
---------------------------------------------------------------------------------------------------------------------------------
Credit Quality
Non-accrual loans                                      $   2,375       $   2,545       $   2,975       $   3,273       $   2,756
Loans over 90 days past due and still accruing                --              --              --              --              --
                                                       ---------       ---------       ---------       ---------       ---------
 Total non-performing loans (1)                            2,375           2,545           2,975           3,273           2,756
Real estate owned (REO)                                      348             404             324              63              59
                                                       ---------       ---------       ---------       ---------       ---------
 Total non-performing assets (1)                       $   2,723       $   2,949       $   3,299       $   3,336       $   2,815
                                                       =========       =========       =========       =========       =========
Net charge-offs                                               56             267              26             171             (93)

Allowance for loan losses / loans                           1.18%           1.18%           1.17%           1.14%           1.31%
Allowance for loan losses / non-performing assets         336.65%         299.90%         259.99%         242.96%         281.49%
Allowance for loan losses / non-performing loans          385.98%         347.50%         288.30%         247.63%         287.52%
Non-performing assets / loans plus REO                      0.35%           0.39%           0.45%           0.47%           0.46%
Non-performing assets / total assets                        0.26%           0.28%           0.32%           0.32%           0.31%
Net charge-offs / average loans ( annualized)               0.03%           0.15%           0.01%           0.11%          (0.06%)
---------------------------------------------------------------------------------------------------------------------------------
Deposit Balances
Non-interest-bearing demand deposits                   $  52,091       $  52,323       $  52,190       $  51,798       $  47,673
Interest-bearing demand deposits and money market        216,193         216,042         215,641         212,123         172,740
Savings deposits                                          54,054          51,767          51,532          51,693          41,375
Time deposits less than $100,000                         293,424         312,089         324,262         341,880         264,938
Time deposits greater than $100,000                      106,306          96,775          91,782          94,211          81,240
                                                       ---------       ---------       ---------       ---------       ---------
Total deposits                                         $ 722,068       $ 728,996       $ 735,407       $ 751,705       $ 607,966
                                                       =========       =========       =========       =========       =========
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(1)  Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.